Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No.1 to the Registration Statement (No. 333-219201) on Form S-1 of USA Technologies, Inc. of our reports dated September 13, 2016, relating to the consolidated financial statements, the financial statement schedule and the effectiveness of internal control over financial reporting of USA Technologies, Inc., appearing in the Prospectus, which is part of this Registration Statement.

Our report dated September 13, 2016, on the effectiveness of internal control over financial reporting as of June 30, 2016, expressed an opinion that USA Technologies, Inc. had not maintained effective internal control over financial reporting as of June 30, 2016, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013.

We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

/s/ RSM US LLP
Blue Bell, PA
July 17, 2017